EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

SCICLONE PHARMACEUTICALS INTERNATIONAL LIMITED

SCICLONE PHARMACEUTICALS ITALY SRL

SCICLONE JAPAN K.K.

SCICLONE DO BRASIL — PRODUTOS FARMACEUTICOS LTDA

SCICLONE PHARMACEUTICALS INTERNATIONAL HOLDING LTD

SCICLONE PHARMACEUTICALS (CHINA) LTD

SCICLONE PHARMA LIMITED